Exhibit 10.9

HIGHLANDS REIT, INC.

DIRECTOR COMPENSATION PROGRAM

This Highlands REIT, Inc. (the “Company”) Director Compensation Program (this “Program”) for non-employee directors of the Company (the “Directors”) shall be effective as of the effectiveness of the distribution by InvenTrust Properties Corp. to its stockholders of all of the outstanding shares of common stock of the Company (the “Effective Date”).

Cash Compensation

Effective as of the Effective Date, each Director shall receive the following annual retainers:

Director:	$150,000
Chairman of the Board (additional retainer):	$10,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter.

Equity Compensation

Initial Grant:	Each Director who is serving at the Effective Date shall, on the Effective Date, automatically be granted shares of common stock of the Company (“Common Stock”) in an amount equal to $50,000 (the “Initial Grant”).

Annual Grant:	Each individual who is initially elected as a Director on the date of an annual meeting of the Company’s stockholders and each Director who is serving on the board of directors of the Company (the “Board”) as of the date of each annual meeting of the Company’s stockholders and who continues to serve as a Director immediately following such annual meeting shall, on the date of such annual meeting, automatically be granted shares of Common Stock an amount equal to $50,000 (the “Annual Grant”).

Each Initial Grant and each Annual Grant shall be fully vested as of the applicable date of grant.

Miscellaneous

For purposes of determining the number of shares of Common Stock subject to each Initial Grant and each Annual Grant, the dollar value of such grant shall be divided by the fair market value of a share of Common Stock on the date of such grant, as determined by the Board in good faith, in each case rounded up to the nearest whole share of Common Stock.

The terms of each award of shares of Common Stock under this Program shall be subject to the applicable Company equity incentive plan under which the grant is made and, to the extent determined by the Company, the terms set forth in a written award agreement in a form prescribed by the Board or a committee designated by the Board.

Effectiveness, Amendment, Modification and Termination

This Program shall become effective as of the Effective Date. This Program may be amended, modified or terminated by the Board at any time and from time to time in its sole discretion.

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